EXHIBIT 99.1

NETCURRENTS ANNOUNCES DELISTING FROM NASDAQ SMALL CAP EXCHANGE; COMPANY EXPECTS TO TRADE ON THE OVER-THE-COUNTER BULLETIN BOARD

BEVERLY HILLS, Calif., July 17, 2001 - NetCurrents, Inc, The Premier Internet Intelligence Agency, was notified yesterday that effective with the open of business on July 17, 2001, the Company's Common Stock and Series A Preferred Stock will be delisted from the Nasdaq SmallCap Stock Market. The reason for the delisting was the Company's failure to meet the minimum bid price and net tangible assets requirements of the Nasdaq Marketplace Rules.

The Company is eligible for quotation on the OTC Bulletin Board and expects that its ticker symbol will continue to be NTCS.

About NetCurrents, Inc.

NetCurrents analyzes communications from a universe of targeted Internet locations in real-time. The Company provides clients with critical information and counsel to protect their corporate images, measure consumers' perceptions and counter misinformation on the Internet. For more information on NetCurrents services, visit http://www.netcurrents.com.

This news release contains forward-looking statements within the meaning of
Section 37A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve risks and uncertainties. A number of factors could cause actual results to differ from those indicated in the forward-looking statements, including the Company's ability to secure additional patents, continue to successfully market and provide their products and services and maintain their effectiveness, the ability of the Company to successfully market PR Manager, the continuation of the arrangements with its channel partners, the ability of the Company to meet its financial projections, and general economic conditions. The Company undertakes no obligation to publicly update or revise forward-looking statements whether as a result of new information or otherwise.

CONTACT:    Madison & Wall Worldwide, Inc., Longwood, Fla.
            Broker/Institutional Relations:
            Dodi Handy, 407/682-2001
            ntcs@insidewallstreet.com

            or

            IR Consulting
            Shareholder Relations:
            Terri MacInnis, 818/995-0910
            tmacinnis@pacbell.net